Ex.99.1 Net Income and Debt/EBITDA Reconciliation

Tupperware Brands Corporation
EBITDA Reconciliation*
Four quarters ended (unaudited)
In millions (except ratio data)	April 2, 2011
Adjusted covenant earnings:
Net income	$234.3
Add:
Depreciation and amortization	50.0
Gross interest expense	29.4
Provision for income taxes	76.4
Pretax non-cash re-engineering and impairment charges	4.4
Equity compensation	15.5
Deduct:
Gains on land sales, insurance recoveries, etc.	(0.2)

Total adjusted covenant EBITDA	$409.8

Consolidated total debt	$429.8
Divided by adjusted covenant EBITDA	409.8
Leverage ratio	1.05

*
Amounts and calculations are based on the definitions and provisions of the Company's $800 million Credit Agreement dated September 28, 2007. The definition will not change under the Company's new agreement.